UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2021

SOUTHWEST GAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37976	81-3881866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8360 S. Durango Dr.
Post Office Box 98510
Las Vegas, Nevada
(Address of principal executive offices)

89193-8510

(Zip Code)

Registrant’s telephone number, including area code: (702) 876-7237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of class)	(Trading symbol)	(Exchange on which registered)
Southwest Gas Holdings, Inc. Common Stock, $1 par value	SWX	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 1, 2021, Southwest Gas Holdings, Inc. (the “Borrower”) entered into a 364-day term loan credit agreement (the “Credit Agreement”) with the lenders party thereto, JPMorgan Chase Bank, N.A (“JPMorgan”), as Administrative Agent, Bank of America, N.A. (“Bank of America”), as Syndication Agent, and JPMorgan and BofA Securities, Inc. (“BofA” and, together with JPMorgan and Bank of America, the “Credit Agents”) as Joint Lead Arranger and Joint Bookrunner. The Credit Agreement provides for a $1.6 billion delayed-draw term loan (the “Term Loan Facility”) to fund and to pay fees, commissions and expenses related to the Term Loan Facility and the acquisition by the Borrower of the equity interests in Dominion Energy Questar Pipeline, LLC and related entities pursuant to the Purchase and Sale Agreement, dated as of October 5, 2021 (“Purchase Agreement”) between Dominion Energy Questar Corporation (the “Seller”), a wholly owned subsidiary of Dominion Energy, Inc. and the Borrower, as the buyer. The Term Loan Facility matures 364 days from the date of the funding of the Term Loan Facility. The entry into the Credit Agreement is further to the Borrower’s obligations under the Purchase Agreement and consistent with the terms of that certain Bridge Facility Commitment Letter entered into by and among the Borrower and the Credit Agents on October 5, 2021.

The interest rate for the Term Loan Facility is based on either “base rate” or LIBOR, plus an applicable margin in either case. The applicable margin for the Term Loan Facility will be 0% to 0.50% for base rate loans and 0.75% to 1.50% for LIBOR loans, depending on the applicable pricing level in effect. Each of the interest rate spreads will increase by 0.25% at certain time intervals after the funding date. The commitment fee ranges from 0.060% to 0.175% per calendar quarter commencing January 3, 2022, depending on the applicable pricing level in effect. The pricing levels are based on the Borrower’s senior debt ratings. The interest rate is subject to customary benchmark replacement provisions.

Generally, the Credit Agreement is based on the Borrower’s Amended and Restated Revolving Credit Agreement dated April 10, 2020 among the Borrower, the lenders party thereto, and The Bank of New York Mellon, as Administrative Agent (the “2020 Credit Agreement”). The Credit Agreement contains terms consistent with the 2020 Credit Agreement, including, among others, the representations and warranties, affirmative, negative, and financial covenants and events of default. Subject to certain exceptions, after the funding date, the Borrower must make a mandatory prepayment from 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from any debt offerings or equity issuances and/or 100% of the committed amount under any specified acquisition financings.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	364-Day Term Loan Credit Agreement dated November 1, 2021 with JPMorgan Chase Bank, N.A, as Administrative Agent, the lenders party thereto, Bank of America, N.A. as Syndication Agent, and JPMorgan Chase Bank, N.A. and BofA Securities, Inc. as Joint Lead Arranger and Joint Bookrunner

104	Cover Page formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST GAS HOLDINGS, INC.

/s/ Gregory J. Peterson
Date: November 5, 2021	Gregory J. Peterson Senior Vice President/Chief Financial Officer